Exhibit 99.1

PRESS RELEASE

Contact:
Denise T. Powell
Sr. Director, Corporate Communications
Threshold Pharmaceuticals, Inc.
650-474-8206
dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES PROMISING EARLY PHASE 1 CLINICAL TRIAL RESULTS IN PATIENTS WITH ADVANCED LEUKEMIAS

Company Also Starts Preclinical Leukemia Collaboration with MD Anderson Cancer Center

REDWOOD CITY, CA – December 22, 2010 — Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced a preclinical collaboration with the MD Anderson Cancer Center and early Phase 1 clinical trial results of TH-302 in patients with advanced leukemias, which is also taking place at MD Anderson. TH-302 is a proprietary Hypoxia-Activated Prodrug (HAP) that specifically targets tumor hypoxia.

The objectives of the Phase 1 trial are to determine the maximum tolerated dose (MTD), dose limiting toxicity (DLT), safety, tolerability, clinical activity and pharmacokinetics of TH-302 in patients with advanced leukemia. Eleven patients with either acute myelogenous leukemia (AML) or acute lymphoblastic leukemia (ALL) have been enrolled in the trial to date. The starting dose in the trial was 120mg/m2 daily for 5 days of a 21-day cycle. The second dose cohort was treated with TH-302 at a dose of 170mg/m2 and the third dose cohort has completed enrollment at 240mg/m2. The dose of TH-302 will continue to be escalated until the MTD is established. To date no DLTs have been reported in any of the dose cohorts. Preliminary efficacy assessments have demonstrated activity in multiple subjects with relapsed/refractory AML and ALL as evidenced by stabilization or reduction of bone marrow blast counts.

"In the initial three dosing cohorts, TH-302 has been well tolerated with no significant drug related toxicities," said Dr. Deborah Thomas, M.D., Associate Professor in the Department of Leukemia at MD Anderson Cancer Center. "We look forward to further assessing the safety and efficacy of TH-302.”

The preclinical collaboration is being conducted with Dr. Marina Konopleva, M.D., Ph.D, Associate Professor in the Department of Leukemia at MD Anderson Cancer Center. The research collaboration will focus on characterizing the therapeutic efficacy of TH-302 as monotherapy and in combination with conventional chemotherapeutics in both in vitro and in vivo models of leukemia.

"There is already a strong preclinical rationale to evaluate TH-302 in leukemia patients," said Dr. Charles Hart, Ph.D., Threshold’s Vice President of Biology. "While we continue to explore the proof of concept in the ongoing human clinical trial, we also want to fortify the preclinical basis for selectively targeting the hypoxic niches in leukemic bone marrow as a therapeutic strategy. Greater understanding may lead to the identification of specific patient subgroups most likely to benefit and the identification of biomarkers for patient selection.”

Clinical Trial Design
Approximately 40 patients with advanced leukemias or other severe hematologic disorders affecting the marrow are planned to enroll in the clinical trial at the MD Anderson Cancer Center. Patients with relapsed/refractory chronic lymphocytic leukemia (CLL), ALL, AML, advanced phase chronic myelogenous leukemia (CML), high risk myelodysplastic syndrome (MDS) or advanced myelofibrosis (MF) will be eligible for the trial.

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

The initial dose escalation phase of the trial will enroll cohorts of up to 6 patients per dose. All doses of TH-302 are being administered as a 30-60 minute intravenous infusion daily for 5 days every 21 days. The primary objective of the dose escalation component of the study is to establish the MTD and dose limiting toxicities of TH-302 when administered daily for 5 days. The dose escalation phase of the trial will enroll up to 30 patients. Once the MTD has been established, up to 10 additional patients will be enrolled at the MTD in the dose expansion component of the trial. The objective of the dose expansion is to further assess the clinical activity of TH-302 in this population. Patients for whom no curative therapy exists are eligible for this trial.

Clinical Rationale
TH-302 is selectively activated in the hypoxic microenvironment of tumors. Preclinical data support the hypothesis that TH-302 targets hypoxic regions of solid tumors. Preclinical data from the Vrije Universiteit in Brussels and Threshold Pharmaceuticals has shown diseased marrow to be significantly more hypoxic than non-diseased marrow and that TH-302 has activity in multiple myeloma cells in vivo and in vitro. Additionally, data from MD Anderson demonstrated the marked expansion of the hypoxic bone marrow areas in diseased mice with ALL. These preclinical results suggest that an agent that selectively targets the hypoxic regions of tumors may be useful in treating advanced leukemias.

About Advanced Leukemia
Advanced leukemia is an acute or chronic cancer involving the blood-forming tissues in the bone marrow. It may be classified as myeloid or lymphoid. According to the American Cancer Society, leukemia accounts for 3% of all cancers diagnosed in the United States in 2009, and about 22,000 people die annually of some form of leukemia. Chronic lymphocytic leukemia is the most common leukemia in the United States, accounting for a third of cases diagnosed each year. Acute myelogenous leukemia accounts for approximately 30% of diagnosed adult leukemias.

About TH-302
Threshold has evaluated TH-302 in over 400 patients with various solid tumors. In addition to the advanced leukemia trial, the Company has several ongoing clinical trials including, but not limited to, a controlled Phase 2 trial of TH-302 in combination with gemcitabine in patients with advanced pancreatic cancer and a Phase 1/2 study evaluating TH-302 in combination with doxorubicin in soft tissue sarcoma.

About Threshold Pharmaceuticals
Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302 and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to continue to successfully enroll patients in clinical trials, whether the Company’s clinical trials will show results predicted by the Company’s pre-clinical trials or confirm the results of earlier trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and any unanticipated or increased side-effects observed in patients receiving TH-302. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 4, 2010 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com